--------
FORM 5
--------

/ / Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       WASHINGTON, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b)                         Exchange Act of 1934,
/ / Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
/X/ Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Jensen, 	  Julian	     D.       		  Croff Enterprises, Inc.
----------------------------------------------------------------------------------------------     X Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
          311 South State Street, Suite 380        Person (Voluntary)            12/01           ----        title ---       below)
--------------------------------------------       N/A		            -------------------               below)
                 (Street)                      5. If Amendment,
Salt Lake City      Utah	     84111          (Month/Year)                               7. Individual of Joint/Group Filing
--------------------------------------------       N/A                                               (Check Applicable Line)
(City)           (State)           (ZIP)         -------------------                          X
                                                                                             -- Form Filed by One Reoporting Person
                                                                                             -- Form Filed by more than 1 Reporting
                                                                                                Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Issuer's     Direct         Benefi-
                                  (Month/                                                Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
Common stock			  12/15/01	N	10,000*    A		$1.00	      46,532	      (D)15,000	Beneficiary/
													      (I)31,532	   Trustee
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							*Exercise of Director's warrants listed on next page
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                       (Print or Type Responses)                                        (Bulletin No. 177, 10-15-97)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-              Amount or
                                                               --------------- Exer-   tion       Title     Number of
                                                               (A)     (D)    cisable Date                  Shares
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  Director's Stock Warrant*   $1.00/share   12/15/01    N      10,000   N/A   1/1/95 12/31/01   Common stock  10,000	$1.00/share
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  * Director warrants to acquire common stock expiring 12/31/01
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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  Directos Stock Warrants*          0			 N/A 				N/A
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  *Director warrants to acquire common stock expiring 12/31/01
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Explanation of Responses:



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               Julian D. Jensen

                                                                                        /s/ Julian D. Jensen           09/20/02
                                                                                        ------------------------------  -------
                                                                                        **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                           (Bulletin No. 177, 10-15-97)






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